Exhibit 99.1

MICHAEL C. BURANDT APPOINTED CHAIRMAN AND CEO

MATTHEW L. URMANSKI APPOINTED

PRESIDENT AND CHIEF OPERATING OFFICER

MOSINEE, WI – April 24, 2014 – Wausau Paper (NYSE:WPP) today announced Michael C. Burandt has been appointed Chairman of the Board and Chief Executive Officer.  Mr. Burandt joined the Company as a Director in 2012 and has served as Interim CEO since April 2, 2014.

The Company also announced that Matthew L. Urmanski has been appointed President and Chief Operating Officer.  Mr. Urmanski joined Wausau Paper Corp. in 2000.  During his tenure at Wausau Paper, he has served in a variety of senior management positions of increasing responsibility.  Most recently, Mr. Urmanski led the expansion of the Tissue business in his role as Senior Vice President and General Manager.  As a result of Mr. Urmanski’s expanded role and Mr. Burandt’s continued involvement as Chief Executive Officer, the Board of Directors will not be conducting a formal search to replace the former president and chief executive officer.

Mr. Burandt commented, “Matt’s business acumen, strong track record and leadership skills make him the ideal fit to serve as President and COO, where he will provide oversight and direction to ensure that Wausau Paper is well positioned for long term success.  This new leadership structure ensures that the Company will have the continuity and experience to continue to pursue our tissue-focused strategy designed to drive growth, increase earnings, return cash to shareholders and create long-term value.”

About Wausau Paper: Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056